UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDECISION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-2530889
(State or Other Jurisdiction	(I.R.S. Employer Identification Number)
of Incorporation or Operation)

601 Lee Road

Chesterbrook Corporate Center

Wayne, Pennsylvania 19087

(Address of Principal Executive Offices, including Zip Code)

MEDecision, Inc. Amended and Restated Stock Option Plan

MEDecision, Inc. Series C Stock Equity Incentive Plan

MEDecision, Inc. 2006 Equity Incentive Plan

(Full Title of the Plans)

David St.Clair

Chief Executive Officer and Director

610 Lee Road

Chesterbrook Corporate Center

Wayne, Pennsylvania 19087

(610) 540-0202

(Name, Address And Telephone Number, Including Area Code, of Agent For Service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (“Post-Effective Amendment”), filed by MEDecision, Inc., a Pennsylvania corporation (the “Company”), removes from registration all shares of the Company’s common stock, no par value per share (“Common Stock”), registered under the Registration Statement on Form S-8 (Registration Number 333-139489) filed by the Company on December 19, 2006 (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of 1,500,000, 2,882,080 and 55,000 shares of Common Stock relating to the MEDecision, Inc. 2006 Equity Incentive Plan, the MEDecision, Inc. Amended and Restated Stock Option Plan and the MEDecision, Inc. Series C Stock Equity Incentive Plan, respectively.

On June 17, 2008, the Company entered into an Agreement and Plan of Merger with Health Care Service Corporation, a Mutual Legal Reserve Company, an Illinois corporation (“HCSC”), and Mercury Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of HCSC (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of HCSC (the “Merger Agreement”).

On August 14, 2008, the Company held a special meeting of shareholders at which the Company’s shareholders adopted the Merger Agreement. The Merger became effective at 12:01 a.m. on August 15, 2008 (the “Effective Time”).  At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares owned by the Company as treasury stock and those owned by HCSC or Merger Sub) was converted into the right to receive $7.00 in cash, without interest.

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.  The Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, Commonwealth of Pennsylvania, on August 15, 2008.

MEDecision, Inc.

By:	/s/ Carl E. Smith
Carl E. Smith
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 15, 2008 in the capacities indicated:

Signature	Title

/s/ David St.Clair	Chief Executive Officer and Director (Principal Executive Officer)
David St.Clair

/s/ Carl E. Smith	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Carl E. Smith

/s/ Kenneth S. Avner	Director
Kenneth S. Avner

/s/ Denise A. Bujak	Director
Denise A. Bujak

Director
Patricia A. Hemingway Hall

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